Exhibit 99.1

News release

Hyzon Motors provides update on 2021 deliveries and financial expectations

ROCHESTER, N.Y. – January 12, 2022 – Hyzon Motors Inc. (NASDAQ: HYZN), a leading supplier of hydrogen-powered fuel cell electric vehicles, today announced the delivery of 87 fuel cell powered heavy-duty vehicles in 2021 under commercial sales agreements. These deliveries do not include any trial leases.

The 2021 shipments exceeded the forecast of 85 fuel cell vehicle deliveries set by the Company in February 2021, prior to the deteriorating global supply chain seriously impacting the production plans of zero-emission and traditional vehicle suppliers alike.

The Company anticipates the 2021 financial results will reflect both lower average selling price per vehicle due to product mix and multi-year revenue recognition for the majority of sales, which will result in materially lower than forecast revenues and margins. As highlighted during Hyzon’s third quarter earnings call, the Company proactively shifted its deployment focus to Asia where average selling prices are approximately half of other regions. Global supply chain disruptions rocked many industries and sectors, with European and North American vehicle assembly particularly hard hit.

The Hyzon vehicles delivered were heavy duty fuel cell truck models ranging in weight from 18 to 49 metric tonnes deployed for a variety of use cases. These applications include refuse collection with a leading European supplier of refuse collection vehicles, sewer cleaning with European municipalities, and heavy-duty use cases such as steel coil haulage with the largest steel company in the world. Additionally, the 8 dump trucks that were deployed under trial leases in Foshan, a UN Hydrogen Demonstration City in China, are not included in the 87 vehicle deliveries.

“Thank you to all of our customers, employees, suppliers, shareholders and supporters who helped us battle the global supply chain headwinds and better the expectations for 2021 deliveries. Each truck Hyzon supplies around the world is another step towards decarbonizing commercial mobility,” said Hyzon CEO and Co-Founder Craig Knight. As Hyzon completes compliance and homologation requirements for vehicles in North America and Australasia, government support for hydrogen steadily grows, and commercial understanding of fuel cell electric vehicles’ unique suitability for heavy transport increases. Hyzon aims to make 2022 a watershed year for hydrogen in heavy mobility.”

Hyzon expects to report company revenue, EBITDA, net income, and cash flow results along with other operational metrics when the company announces its Q4 and full-year 2021 results.

About Hyzon

Hyzon is a global leader in fuel cell electric mobility, with US operations in the Rochester, Chicago and Detroit areas, and international operations in the Netherlands, China, Singapore, Australia, and Germany. Hyzon is an energy transition accelerator and technology innovator, providing end-to-end solutions primarily for the commercial mobility sector with a focus on the commercial vehicle market and hydrogen supply infrastructure. Utilizing its proven and

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proprietary hydrogen fuel cell technology, Hyzon aims to supply zero-emission heavy duty trucks and buses to customers in North America, Europe and around the world to mitigate emissions from diesel transportation, which is one of the single largest sources of carbon emissions globally. The Company is contributing to the escalating adoption of fuel cell electric vehicles through its demonstrated technology advantage, leading fuel cell performance and history of rapid innovation. Visit www.hyzonmotors.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements, including statements regarding expected revenues and gross margin for the 2021 fiscal year and expectations for the 2022 fiscal year, are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyzon disclaims any duty to update any forward -looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Hyzon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyzon, including risks and uncertainties described in the “Risk Factors” section of Hyzon’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 21, 2021, our Registration Statement on Form S-1 filed with the SEC on July 30, 2021, and other documents filed by Hyzon from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements, such as risks related to (i) the ability to convert non-binding memoranda of understanding into binding orders or sales (including because of the current or prospective financial resources of the counterparties to Hyzon’s non-binding memoranda of understanding and letters of intent), (ii) the ability of counterparties to make payments to Hyzon with respect to their binding orders, (iii) the ability to identify additional potential customers and convert them to paying customers or (iv) disruptions to the global supply chain, including our third party suppliers and assemblers. Hyzon gives no assurance that Hyzon will achieve its expectations.

Media contacts

Hyzon Motors

hyzon@kivvit.com

For investors:

Darla Rivera

Hyzon Motors Inc

IR@hyzonmotors.com

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